EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Kirlin Holding Corp.


We consent to the incorporations by reference in this Registration Statement on Form S-8 of our report dated March 13, 2000, except for the second paragraph of
Note 10, as to which the date is March 17, 2000 and the third paragraph of Note 10, as to which the date is April 3, 2000 on the consolidated statements of financial condition of Kirlin Holding Corp. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidate statements of operations, changes in stockholders' equity, and cash flows for the years then ended, appearing in the Annual Report on Form 10-KSB of Kirlin Holding Corp.

/s/ Goldstein Gulub Kessler LLP
--------------------------------
GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 29, 2000